Exhibit 4(d)

COMPUTER TASK GROUP,

INCORPORATED

2020 EQUITY AWARD PLAN

SECTION 1

INTRODUCTION

The Board adopted the Plan effective as of the Adoption Date. The Plan will become effective on the Stockholder Approval Date if such stockholder approval occurs before the first (1st) anniversary of the Adoption Date.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Participants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, and to encourage such Participants to continue to provide services to the Company and to attract new individuals with outstanding qualifications.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units and/or Other Equity Awards.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in the Plan or any applicable Award Agreement.

SECTION 2

DEFINITIONS

(a) “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

(b) “Adoption Date” means May 5, 2020.

(c) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity. For purposes of determining an individual’s “Continuous Service,” this definition shall include any entity other than a Subsidiary if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity.

(d) “Award” means any award of an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award under the Plan.

(e) “Award Agreement” means an agreement between the Company and a Participant evidencing the award of an Option, SAR, Restricted Stock Grant, Stock Unit or Other Equity Award as applicable.

(f) “Board” means the Board of Directors of the Company.

(g) “Cashless Exercise” means, to the extent authorized by the Committee in an Award Agreement or otherwise and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option’s tax withholding obligations as provided in Section 15(b).

(h) “Cause” means, unless otherwise provided in the Participant’s employment agreement, change in control agreement, any applicable Award Agreement, or any other agreement between the Participant and the Company, a finding by the Board, with notice in writing to the Participant setting forth in reasonable detail its reasons, that any of the following conditions exist:

(i) the Participant’s willful and continued failure substantially to perform his or her duties as an employee of the Company (other than as a result of the Participant’s Disability);

(ii) a willful act or omission by the Participant constituting fraud or other malfeasance, including without limitation acts of dishonesty constituting a felony offense under the laws of the United States or any state thereof (other than for a violation of motor or vehicular laws), and any act or omission by the Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company;

(iii) the Participant’s willful breach in a substantive and material manner of his or her fiduciary duty or duty of loyalty to the Company which is injurious to the financial condition or business reputation of the Company; or

(iv) a material breach by the Participant of the provisions of his or her agreement with the Company relating to confidentiality and proprietary information and trade secrets.

For purposes of this definition, an act or failure to act will be deemed “willful” only if it is effected by the Participant not in good faith and without a reasonable belief that his or her action or failure to act was in or not opposed to the Company’s best interests.

(i) “Change in Control” except as may otherwise be provided in a Participant’s employment agreement, change in control agreement, or applicable Award Agreement (and in such case the employment agreement, change in control agreement, or Award Agreement shall govern as to the definition of “Change in Control”), means the consummation of any one or more of the following:

(i) The sale of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

(ii) The merger or consolidation, or other reorganization or recapitalization of the Company with or into one or more entities that is not a Subsidiary or other affiliate, as a result of which less than fifty (50%) of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by, and in the same proportions as, stockholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company’s securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Company);

(iii) Any person or group is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than thirty percent (30%) of the total voting power of the voting stock of the Company (including by way of merger, consolidation or otherwise) (for the purposes of this clause (iii), a member of a group will not be considered to be the Beneficial Owner of the securities owned by other members of the group);

(iv) During any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new Board member was approved by a vote of at least three-quarters (3/4) of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved); or

(v) The liquidation or dissolution of the Company.

(j) “Change in Control Period” means the period from the date that is six (6) months prior to a Change in Control through the date that is twenty-four (24) months following such Change in Control.

(k) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(l) “Committee” means a committee described in Section 3.

(m) “Common Stock” means the Company’s common stock, $0.01 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

(n) “Company” means Computer Task Group, Incorporated, a New York corporation.

(o) “Consultant” means an individual or entity which performs bona fide services to the Company, a Subsidiary or an Affiliate, other than as an Employee or Non-Employee Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

(p) “Continuous Service” means uninterrupted service as an Employee, Non-Employee Director or Consultant. Continuous Service will be deemed terminated as soon as the entity to which Continuous Service is being provided is no longer any of (i) the Company, (ii) a Subsidiary or (iii) an Affiliate. A Participant’s Continuous Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Employee’s outstanding ISOs are eligible to continue to qualify as ISOs (and not become NSOs), an Employee’s Continuous Service will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Continuous Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Continuous Service, and when Continuous Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Continuous Service shall not be deemed terminated if the Committee determines that (A) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary or Affiliate in which the Company or a Subsidiary or Affiliate is a party is not considered a termination of Continuous Service, (B) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (C) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Continuous Service for purposes of any affected Awards, and the Committee’s decision shall be final, conclusive and binding.

(q) “Disability” means, unless otherwise provided in the Participant’s employment agreement, change in control agreement, or any applicable Award Agreement, (i) for all ISOs, the permanent and total disability of a Participant within the meaning of Code Section 22(e)(3), and (ii)) for all other Awards, the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean the complete inability of the Participant, with or without reasonable accommodation, to perform his or her duties with the Company or any Subsidiary on a full-time basis as a result of physical or mental illness or personal injury that he or she has incurred for more than 12 weeks in any 52-week period, whether consecutive or not, as determined by an independent physician selected with the approval of the Company, or any Subsidiary, and the Participant.

Any question as to the existence of the Participant’s physical or mental incapacitation as to which the Participant or the Participant’s representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant or the Participant’s representative, as applicable, and the Company. If the Participant or the Participant’s representative, as applicable, and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) physician who shall make such determination in writing. The determination of “Disability” made in writing to the Company and the Participant or the Participant’s representative, as applicable, shall be final and conclusive for all purposes of the Awards granted to such Participant that remain outstanding at the time of determination of “Disability.”

(r) “Employee” means any individual who is a common-law employee of the Company, or of a Subsidiary or of an Affiliate. An employee who is also serving as a member of the Board is an Employee for purposes of this Plan.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exercise Price” means, (i) in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Award Agreement and (ii) in the case of a SAR, an amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

(u) “Fair Market Value” means the market price of a Share, determined by the Committee as follows:

(i) If the Common Stock is listed on a national securities exchange (such as the NYSE, NYSE Amex, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such Common Stock as reported on the primary exchange on which the Common Stock is listed and traded on the date of determination, or if there were no sales on such date, on the last date preceding such date on which a closing price was reported;

(ii) If the Common Stock is not listed on national securities exchange but is quoted on an over-the-counter market at the time of determination, then the Fair Market Value shall be equal to the average of the closing bid and asked prices on the date of determination as reported by Nasdaq Stock Market, Inc. (“NASDAQ”) (or if there were no sales on such date, on the last date preceding such date on which a sale was reported), or, if bid and asked prices for the Common stock on such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board or the Committee; and

(iii) If the Common Stock is not listed on a national securities exchange or quoted on an over-the-counter market, then the Fair Market Value shall be the amount determined by the Committee in good faith, in its sole discretion, to be the fair market value of the Common Stock.

(v) “Fiscal Year” means the Company’s fiscal year.

(w) “GAAP” means United States generally accepted accounting principles as established by the Financial Accounting Standards Board.

(x) “Good Reason” means, unless otherwise provided in the Participant’s employment agreement, change in control agreement, or any applicable Award Agreement, the occurrence of one or more of the following events, provided that the Participant shall give the Company a written notice, within ninety (90) days following the initial occurrence of the event, describing the event that the Participant claims to be Good Reason and stating the Participant’s intention to terminate employment unless the Company takes appropriate corrective action:

(i) a material diminution in the Participant’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role or authority;

(ii) a material reduction by the Company in the Participant’s annual base salary as in effect from time to time on or after a Change in Control;

(iii) a material reduction by the Company in the aggregate value of benefits provided to the Participant including all profit sharing, 401(k), retirement, pension, health, medical, dental, disability, insurance, automobile, severance, vacation, leave, reimbursement, and similar benefits), as in effect on the date of a Change in Control or as in effect after that date if those benefits have been increased;

(iv) a material breach by the Company of any provision of the Participant’s employment agreement, change in control agreement, applicable Award Agreement, or of any other agreement requiring the payment of compensation to the Participant;

(v) removal from, or failure to re-elect, the Participant to the Participant’s position as of the date of a Change in Control;

(vi) a requirement, in the Participant’s reasonable judgment, that the services required to be performed by the Participant would necessitate the Participant moving his or her residence at least 50 miles from the area of his or her place of employment as of the date of a Change in Control.

The Company shall have thirty (30) days following the date of receipt of the written notice from the Participant stating his or her claim of Good Reason in which to take appropriate corrective action. If the Company does not correct the Good Reason condition, the Company’s Good Reason termination will be deemed to have occurred on the day following the thirty (30) day period.

(y) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(z) “ISO Limit” means the maximum aggregate number of Shares that are permitted to be issued pursuant to the exercise of ISOs granted under the Plan as described in Section 5(a).

(aa) “Minimum Vesting Condition” means, with respect to an Award, that the full vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first (1st) anniversary of the date of grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service) (it being understood that the Award may not vest ratably over such one (1)-year period), in each case, other than (i) in connection with a Change in Control, or (ii) as a result of a Participant’s Retirement, death or Disability.

(bb) “Net Exercise” means, to the extent that an Award Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Participant in connection with the Participant’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Participant will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Participant. No fractional Shares will be created as a result of a Net Exercise and the Participant must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Participant may be further reduced if Net Exercise is utilized under Section 15(b) to satisfy applicable tax withholding obligations.

(cc) “Non-Employee Director” means a member of the Board who is not an Employee.

(dd) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(ee) “NYSE” means the New York Stock Exchange.

(ff) “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

(gg) “Option” means an ISO or NSO granted under the Plan entitling the Participant to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Award Agreement.

(hh) Other Equity Award” means an award (other than an Option, SAR, Stock Unit or Restricted Stock Grant) which derives its value from the value of Shares and/or from increases in the value of Shares.

(ii) “Participant” means an Employee, Consultant or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.

(jj) “Performance Criteria” means specific levels of performance of the Company (and/or one or more of the Company’s Subsidiaries, Affiliates, divisions or operational and/or business units, business segments, administrative departments, or any combination of the foregoing) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (i) revenue (or any component thereof), (ii) net income as a percentage of revenue, (iii) operating income, (iv) earnings per share, (v) share price, (vi) operating margin as a percentage of revenue, (vii) strategic team goals, (viii) net operating profit after taxes, (ix) net operating profit after taxes per share, (x) return on invested capital, (xi) return on assets or net assets, (xii) return on net assets employed before interest and taxes, (xiii) total stockholder return, (xiv) relative total stockholder return (as compared with a peer group of the Company established by the Committee prior to issuance of the Award), (xv) earnings before or after income taxes, interest charges, depreciation, amortization and/or rental expense, (xvi) net income, (xvii) cash flow (or any component thereof), (xviii) cash flow (or any component thereof) per share, (xix) free cash flow, (xx) free cash flow per share, (xxi) revenue growth, (xxii) cost containment or reduction, (xxiii) billings growth, (xxiv) customer satisfaction or any combination thereof, or such similar financial or other measures as may be adopted by the Committee.

(kk) “Plan” means this Computer Task Group, Incorporated 2020 Equity Award Plan, as it may be amended from time to time.

(ll) “Prior Plan” means the Company’s 2010 Equity Award Plan, as amended and restated.

(mm) “Qualifying Termination” means (i) a termination of a Participant’s Continuous Service by the Company, Subsidiary, or Affiliate by whom the Participant is employed without Cause or (ii) a termination of a Participant’s Continuous Service by the Participant for Good Reason.

(nn) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs and/or outstanding Other Equity Awards for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)). For avoidance of doubt, Re-Price also includes any exchange of Options or SARs for other Awards or cash.

(oo) “Restricted Stock Grant” means Shares awarded under the Plan as provided in the applicable Award Agreement.

(pp) “Retirement” means (a) the voluntary termination of Continuous Service by a Participant (other than an Outside Director) who is not resident in the European Union who: (i) has attained age 55 and has ten or more years of service with the Company and/or any Subsidiary or (ii) has attained age 65; or (b) in the case of any Outside Director, such Outside Director’s ceasing to be a member of the Board for any reason.

(qq) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(rr) “SEC” means the Securities and Exchange Commission.

(ss) “Section 16 Persons” means those Officers, Directors or other persons who are subject to Section 16 of the Exchange Act.

(tt) “Securities Act” means the Securities Act of 1933, as amended.

(uu) “Separation From Service” has the meaning provided to such term under Code Section 409A and the regulations promulgated thereunder. With respect to any Award that is considered “deferred compensation” subject to Code Section 409A, references in the Plan or in any Award Agreement to “termination of employment” (and substantially similar phrases) shall mean Separation From Service.

(vv) “Share” means one (1) share of Common Stock.

(ww) “Share Limit” means the maximum aggregate number of Shares that are permitted to be issued under the Plan as described in Section 5(a).

(xx) “Specified Employee” means a Participant who is considered a “specified employee” within the meaning of Code Section 409A.

(yy) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, appreciation in value over the Exercise Price with respect to a specific number of Shares, as provided in the applicable Award Agreement.

(zz) “Stock Unit” means a bookkeeping entry representing the equivalent of one (1) Share awarded under the Plan, as provided in the applicable Award Agreement.

(aaa) “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan.

(bbb) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Stockholder Approval Date shall be considered a Subsidiary commencing as of such date

(ccc) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by an entity acquired by the Company or any Subsidiary or any Affiliate or with which the Company or any Subsidiary or any Affiliate combines.

(ddd) “Termination Date” means the date on which a Participant’s Continuous Service terminates.

SECTION 3

ADMINISTRATION

(a) Committee Composition. The Plan shall be administered by the Compensation Committee of the Board or such other committee or subcommittee as may be appointed by the Board from time to time for the purpose of administering this Plan; provided, however, that such committee shall consist of two or more members of the Board, each of whom shall qualify as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act and as an “independent director” under applicable stock exchange or NASDAQ rules (the “Committee”). The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have a membership composition to the extent required to enable Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act.

The Board or the Committee may also appoint one or more separate committees of the Board, each composed of directors of the Company, who need not qualify under Rule 16b-3, that may (i) administer the Plan with respect to Participants who are not Section 16 Persons, (ii) grant Awards under the Plan to such Participants and (iii) determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more officers of the Company, that may (i) authorize Awards to Employees (who are not Section 16 Persons) within parameters specified by the Board or the Committee and consistent with any limitations imposed by applicable law, (ii) determine not to effect an Award or cancel an Award to an Employee (who is not a Section 16 Person) who fails to satisfy the eligibility criteria for such Award at the time of grant, or (iii) determine the degree of satisfaction of Performance Criteria (or other objective/subjective goals (if any)) applicable to an Award to an Employee (who is not a Section 16 Person) and/or reduce the amount of compensation otherwise to be paid or earned in connection with an Award based upon the degree of satisfaction of Performance Criteria (or other objective/subjective goals (if any)), provided that no such reduction may be made after a Change in Control.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:

(i) determining Participants who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements, Performance Criteria (or other objective/subjective goals (if any)) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

(iii) correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;

(iv) accelerating the vesting or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

(v) determining whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an award under the Plan shall be deferred either automatically or at the election of the Participant

(vi) permitting or denying, in its discretion, a Participant’s request to transfer an Award;

(vii) permitting or requiring, in its discretion, a Participant to use Cashless Exercise, Net Exercise and/or Share withholding with respect to the payment of any Exercise Price and/or applicable tax withholding;

(viii) interpreting the Plan and any Award Agreements;

(ix) making all other decisions relating to the operation of the Plan; and

(x) granting Awards to Participants who are performing services outside the United States on such terms and conditions different from those specified in the Plan, which may be necessary or desirable to foster and promote achievement of the purposes of the Plan, and adopting such modifications, procedures, and/or subplans (with any such subplans attached as appendices to the Plan) and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, or to meet the requirements that permit the Plan to operate in a qualified or tax efficient manner, and/or comply with applicable foreign laws or regulations.

The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.

Additionally, the Committee may delegate the authority to take any of the actions set forth in Section 3(b), to any Officer or group of Officers of the Company; provided that such delegation is consistent with applicable law and the guidelines established by the Committee from time to time.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4

GENERAL

(a) General Eligibility. Only Employees, Consultants and Non-Employee Directors shall be eligible for designation as Participants by the Committee.

(b) Incentive Stock Options. Only Participants who are common-law employees of the Company or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Participant who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Code Section 422, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Company or the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Award of Options, a Participant agrees in advance to such disqualifying action(s).

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such Participant or transferee, as applicable, becomes entitled to receive such Common Stock, has satisfied any applicable tax withholding obligations relating to the Award and the Common Stock has been issued to such Participant or transferee, as applicable. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 12.

(e) Termination of Continuous Service. Unless the applicable Award Agreement or employment or consulting agreement provides otherwise (and in such case, the Award Agreement or employment or consulting agreement shall govern as to the consequences of a termination of Continuous Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Continuous Service:

(i) If the Continuous Service of a Participant is terminated for Cause, then all of his/her then-outstanding Options, SARs and unvested portions of all other Awards shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(ii) If the Continuous Service of a Participant is terminated due to the Participant’s Retirement, then all of the Participant’s then -outstanding unvested Options and SARs shall immediately be forfeited upon the date of termination due to Retirement and the Participant’s vested and outstanding Options and SARs shall remain exercisable until the earlier of (i) the twelve (12) months following the date of termination due to Retirement, and (ii) the date the Options or SARs expire. Further, if the Continuous Service of a Participant is terminated due to the Participant’s death or Disability, all of the Participant’s then-outstanding unvested Options, SARs, Restricted Stock Grants, Stock Units and Other Equity Awards shall immediately become fully vested and non-forfeitable on the date of death or termination due to Disability, except that if the Participant’s outstanding Award remains subject to performance-based forfeiture conditions immediately prior to the Participant’s date of death or termination due to Disability, “fully vested and non-forfeitable” shall mean full vesting at the designated target level. Further, the Options and SARs (both those vested prior to such occurrence and those that vest as a result of such death or termination due to Disability) shall remain exercisable until the earlier of (i) the twelve (12) months following the date of death or termination due to Disability, and (ii) the date the SARs or Options expire.

(iii) Notwithstanding anything in the Plan to the contrary, including the terms of Section 4(e)(iv) below, in the event that all outstanding Awards are continued, assumed, or substituted by the surviving corporation upon a Change in Control, as provided in Section 13(a), upon a Qualifying Termination during the Change in Control Period (i) all of the Participant’s outstanding continued, assumed, or substituted Options and SARs that are not yet fully exercisable shall immediately become exercisable in full upon the later of the date of the Change in Control or the date of the Qualifying Termination and shall remain exercisable for twelve (12) months following such date, (ii) all of the Participant’s continued, assumed, or substituted unvested Restricted Stock Grants, Stock Units and Other Equity Awards will immediately become fully vested and non-forfeitable upon the later of the date of the Change in Control or the date of the Qualifying Termination; and (iii) any performance objectives applicable to the Participant’s unvested continued, assumed, or substituted Awards for performance measurement periods not yet ended at the date of termination will be deemed to have been satisfied at the greater of the designated target level or the degree of satisfaction of Performance Criteria (or other objective/subjective goals (if any)) through the date of the Change in Control or Qualifying Termination, whichever is later, (with similar performance assumed to be achieved through the remainder of the performance period) in connection with the Award. This Section 4(e)(iii) shall supersede the standard vesting provision contained in an Award Agreement only to the extent that it results in accelerated vesting of the Award, and it shall not result in a delay of any vesting of an Award that otherwise would occur under the terms of the standard vesting provision contained in the Award Agreement.

(iv) if the Continuous Service of Participant is terminated for any reason other than (i) for Cause, (ii) due to Participant’s Retirement (except for Restricted Stock Grants, Stock Units and Other Equity Awards), death, or Disability, or (iii) due to a Qualifying Termination during the Change in Control Period, then the vested portion of his/her then-outstanding Options, SARs and, if applicable, Other Equity Awards may be exercised by such Participant within the lesser of the remaining term of such Option, SAR and, if applicable, Other Equity Awards and three (3) months after the Termination Date and all unvested portions of all then-outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(f) Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with, or be exempt from, the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service the Participant is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first (1st) business day of the seventh (7th) month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “nonqualified deferred compensation” subject to Code Section 409A) would be accelerated upon the occurrence of (x) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A; or (y) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Code Section 409A.

(g) Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or the Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate or personal representative shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(h) Electronic Communications. An Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants (and executed by Participants) by electronic media.

(i) Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under the Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(j) Liability of Company. The Company (or members of the Board or the Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

(k) Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(l) Payment of Non-Employee Director Cash Fees with Equity Awards. If the Board affirmatively decides to authorize such a process, each Non-Employee Director may elect to receive a Restricted Stock Grant (or Stock Units) issued under the Plan in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees including, without limitation, meeting fees, committee service fees and participation fees. Any such elections made by a Non-Employee Director shall be effected no later than the time permitted by applicable law (and, if applicable, in order to be a valid deferral election under Code Section 409A) and in accordance with the Company’s insider trading policies and/or other policies. The aggregate grant date fair market value of any Restricted Stock Grants or Stock Units issued pursuant to this Section 4(l) is intended to be equivalent to the value of the foregone cash fees. Any cash fees not elected to be received as a Restricted Stock Grant or Stock Units shall be payable in cash in accordance with the Company’s standard payment procedures. The Board in its discretion shall determine the terms, conditions and procedures for implementing this Section 4(l) and may also modify or terminate its operation at any time.

(m) Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

(n) No Re-Pricing of Options or SARs. Notwithstanding anything to the contrary, outstanding Options or SARs may not be Re-Priced without the approval of Company stockholders.

(o) Governing Law. This Plan and (unless otherwise provided in the Award Agreement) all Awards shall be construed in accordance with and governed by the laws of the State of New York, but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York to resolve any and all issues that may arise out of or relate to the Plan or any Award Agreement thereunder.

(p) Minimum Vesting. All Awards granted under the Plan, other than (x) Substitute Awards and (y) Restricted Stock Grants or Awards of Stock Units that a Non-Employee Director has elected to receive in lieu of payment of all or a portion of his or her annual cash retainer and/or any other cash fees, shall be subject to the Minimum Vesting Condition; provided, that the Minimum Vesting Condition shall not be required for Restricted Stock Grants, Stock Units and Other Equity Awards to the extent that the number of Shares underlying such Awards do not in the aggregate exceed, at the time the Award is granted, the product of five percent (5%) multiplied by the Share Limit set forth in Section 5(a).

(q) Assignment or Transfer of Awards.

(i) Each Award shall be exercisable only by the Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, the designation of a beneficiary (when permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the SEC (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for U.S. federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination Date under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(r) Awards to Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has Employees or Consultants, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Participants performing services outside the United States are eligible to participate in the Plan; (iii) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside or provide service outside the United States; (iv) establish sub-plans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable for legal or administrative reasons and (v) take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals; provided, that the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute.

SECTION 5

SHARES SUBJECT TO PLAN AND SHARE LIMITS

(a) Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares or reacquired shares, bought on the market or otherwise. The maximum number of Shares that are issued under this Plan cannot exceed the Share Limit as may be adjusted under Section 12. For purposes of the Plan and subject to adjustment as provided in Section 12, (i) the Share Limit is the sum of (A) 1,950,000 Shares plus any Shares that are available for awards under the Prior Plan as of the Stockholder Approval Date and (B) any Shares underlying awards outstanding under the Prior Plan that, on or after the Stockholder Approval Date, expire or are canceled, forfeited or terminated without issuance to the holder thereof of the full number of Shares to which the award related and thereupon become available for grant under the Plan pursuant to Section 5(c) and (ii) the ISO Limit cannot exceed 25,000 Shares.

(b) Annual Limitations on Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Shares to an individual as compensation for services as a Non-Employee Director together with cash compensation paid to the Non-Employee Director, shall not exceed $400,000.00 in any calendar year.

(c) Share Accounting. Except as otherwise provided in the next sentence, to the extent that an Award (or, if granted under the Prior Plan, award) (in each case, other than a Substitute Award or the equivalent thereof under the Prior Plan) expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of Shares to which such Award (or, if granted under the Prior Plan, award) related, the unissued Shares will again be available for grant under the Plan. In no event shall (i) Shares tendered or withheld on the exercise of Options (or, if granted under the Prior Plan, options) for the payment of the Exercise Price (or the equivalent thereof under the Prior Plan) (ii) Shares withheld to satisfy withholding taxes with respect to an Award (or, if granted under the Prior Plan, award), (iii) Shares not issued upon the settlement of a SAR (or, if granted under the Prior Plan, stock appreciation right) that settles in Shares (or could settle in Shares), or (iv) Shares purchased on the open market with cash proceeds from the exercise of Options or SARs (or, if granted under the Prior Plan, options or stock appreciation rights), again become available for other Awards under the Plan.

(d) Substitute Awards. Substitute Awards, including without limitation any Shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Section 6(e), Section 8(f), Section 9(e) or Section 10(e)), shall not count toward the Share Limit (but, for the avoidance of doubt, shall count against the ISO Limit), as applicable, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in Section 5(c) above.

Additionally, in the event that a company acquired by the Company or any Subsidiary or any Affiliate or with which the Company or any Subsidiary or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not count toward the Share Limit; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Board members prior to such acquisition or combination.

(e) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be counted against the Share Limit. Dividend equivalents will not be paid (or accrue) on unexercised Options or SARs and, if granted in connection with an Award of Stock Units or an Other Equity Award that is subject to vesting conditions, such dividend equivalents shall be subject to the same vesting conditions that apply to the related Award.

SECTION 6

TERMS AND CONDITIONS OF OPTIONS

(a) Award Agreement. Each Award of an Option under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the various Award Agreements entered into under the Plan need not be identical. The Award Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

(b) Number of Shares. An Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 12.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in an Award Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value (one hundred and ten percent (110%) for 10-Percent Shareholders in the case of ISOs) of a Share on the date of grant of the Option.

(d) Exercisability and Term. Subject to Section 4(q), an Option may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Award Agreement shall also specify the term of the Option; provided, that the term of an Option shall in no event exceed ten (10) years from its date of grant (and may be for a shorter period of time than ten (10) years). An Award Agreement may provide for vesting in the event of the Participant’s Retirement, death, or Disability or, subject to Section 4(p), other events. Notwithstanding anything to the contrary, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five (5) years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Award Agreement. An Award Agreement may permit an Participant to exercise an Option before it is vested (an “early exercise”), subject to the Company’s right of repurchase at the original Exercise Price of any Shares acquired under the unvested portion of the Option which right of repurchase shall lapse at the same rate the Option would have vested had there been no early exercise. An Award Agreement may also provide that the Company may determine to issue an equivalent value of cash in lieu of issuing some or all of the Shares that are being purchased upon an Option’s exercise. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one (1) Option exercise.

(e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options without the approval of Company stockholders. No modification of an Option shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Option.

SECTION 7

PAYMENT FOR OPTION SHARES

(a) General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash (or check) at the time when such Shares are purchased by the Participant, except as follows:

(i) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Award Agreement. The Award Agreement may specify that payment may be made in any form(s) described in this Section 7.

(ii) In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time (and as set forth in the applicable Award Agreement or otherwise), accept payment in any form(s) described in this Section 7.

(b) Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Participant for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(c) Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

(d) Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in an Award Agreement or otherwise, payment for all or a part of the Exercise Price may be made through Net Exercise.

(e) Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in an Award Agreement or otherwise, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

(a) Award Agreement. Each Award of a SAR under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Criteria). An Award Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various Award Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. An Award Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 12.

(c) Exercise Price. An Award Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant of the SAR.

(d) Exercisability and Term. Subject to Section 4(q), a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. An Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The Award Agreement shall also specify the term of the SAR which shall not exceed ten (10) years from the date of grant of the SAR (and may be for a shorter period of time than ten (10) years). No SAR can be exercised after the expiration date specified in the applicable Award Agreement. An Award Agreement may provide for exercisability in the event of the Participant’s Retirement, death, or Disability or, subject to Section 4(p), other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Continuous Service.

(e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding SARs without the approval of Company stockholders. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

SECTION 9

TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS

(a) Award Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the Award Agreements entered into under the Plan need not be identical.

(b) Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 12. Restricted Stock Grants may be issued with or without the payment of cash consideration under the Plan.

(c) Vesting Conditions. Each Restricted Stock Grant shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement (which conditions shall be subject to the minimum vesting requirements of Section 4(p), as applicable). An Award Agreement may provide for vesting in the event of the Participant’s Retirement, death, or Disability or, subject to Section 4(p), other events.

(d) Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not count toward the Share Limit.

(e) Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

SECTION 10

TERMS AND CONDITIONS OF STOCK UNITS

(a) Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Criteria). The provisions of the various Award Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares and Payment. An Award Agreement shall specify the number of Shares to which the Stock Unit Award pertains and is subject to adjustment of such number in accordance with Section 12. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units shall be subject to vesting conditions (unless such Stock Unit is granted to a Non-Employee Director under a director compensation deferral program with respect to otherwise earned and vested compensation, in which case such Stock Unit need not be subject to vesting conditions). Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement which conditions may include Performance Criteria but in all cases shall be subject to the minimum vesting requirements of Section 4(p), as applicable. An Award Agreement may provide for vesting in the event of the Participant’s Retirement, death, or Disability or, subject to Section 4(p), other events.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one (1) Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach. Dividend equivalents converted into additional Stock Units shall not count toward the Share Limit.

(e) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

(f) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in an Award Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty (30) days after vesting. The Award Agreement may provide that distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law and subject to compliance with Code Section 409A, if applicable, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

SECTION 11

OTHER AWARDS

The Committee may in its discretion issue Other Equity Awards to Participants. The terms and conditions of any such Awards shall be evidenced by an Award Agreement between the Participant and the Company. Settlement of Other Equity Awards may be in the form of Shares and/or cash as determined by the Committee.

SECTION 12

ADJUSTMENTS

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of an extraordinary cash dividend, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments, taking into consideration the accounting and tax consequences, to:

(i) the Share Limit and ISO Limit and the various Share numbers referenced in Section 5;

(ii) the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

(iii) the number and kind of securities covered by each outstanding Award;

(iv) the Exercise Price under each outstanding Option and SAR;

(v) any applicable performance measures (including, without limitation, Performance Criteria); and

(vi) the number and kind of outstanding securities issued under the Plan.

(b) Participant Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 12, a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 12 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 13

EFFECT OF A CHANGE IN CONTROL

(a) Merger or Reorganization. In the event that there is a Change in Control and/or the Company is a party to a merger or acquisition or reorganization or similar transaction, outstanding Awards shall be subject to the merger agreement or other applicable transaction agreement. Such agreement may provide, without limitation, that subject to the consummation of the applicable transaction, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with consideration or, solely in the case of an underwater Option or SAR, without consideration, in all cases, without the consent of the Participant and outstanding Awards do not have to all be uniformly treated the same way.

(i) In the event of a Change in Control in which the outstanding Awards are not continued, assumed, or substituted by the surviving corporation, (i) the vesting of all Options and SARs shall be accelerated in full (provided such Awards have not already terminated or expired), (ii) the restrictions applicable to all outstanding Restricted Stock Grants, Stock Units, or Other Equity Awards shall lapse and such awards shall be settled in full within 45 days of the Change in Control, and (iii) all outstanding Awards that are subject to performance-based forfeiture conditions will become fully vested at the target performance level (as specified by the Committee) and will be settled within 45 days of the Change in Control unless such Awards are subject to the provisions of Code Section 409A.

(ii) Except as otherwise provided in the applicable Award Agreement, or in any other agreement between the Company or a Subsidiary and the Participant, or as determined by the Board in its sole discretion, if any Option, SAR, or other right to acquire Common Stock under the Plan has been fully accelerated but is not exercised prior to the consummation of a Change in Control approved by the Board (other than a Change in Control described in Section 2(i)(iv)), such Option, SAR, or other right will terminate, subject to any provision that has been expressly made by the Committee for the survival, substitution, exchange or other settlement of such Option, SAR, or other right.

(b) Other Requirements. Prior to any payment with respect to an assumption, substitution or continuation of any Awards contemplated under this Section 13, the Committee may require each Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Code Section 409A; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

SECTION 14

LIMITATIONS ON RIGHTS

(a) Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Continuous Service as an Employee, Consultant or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Subsidiaries and Affiliates reserve the right to terminate the Continuous Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment or consulting agreement (if any).

(b) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs, and unvested Stock Units, Restricted Stock Grants and Other Equity Awards shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company (except for repayment of any amounts a Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards).

(d) Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

SECTION 15

TAXES

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied and the Company shall, to the maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding tax obligations related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise. The number of Shares that are withheld from an Award pursuant to this Section 15 may in no event be in excess of maximum statutory withholding rates except as otherwise agreed by the Committee in its discretion. The Committee, in its discretion, may permit or require other forms of payment of applicable tax withholding.

SECTION 16

DURATION AND AMENDMENTS

(a) Term of the Plan. The Plan is effective on the Stockholder Approval Date and no Awards may be granted under this Plan before the Stockholder Approval Date. If the Stockholder Approval Date does not occur before the first (1st) anniversary of the Adoption Date, then the Plan shall terminate on such first (1st) anniversary without any Awards being issued hereunder. If the Stockholder Approval Date occurs before the first (1st) anniversary of the Adoption Date, then the Plan shall terminate on the tenth (10th) anniversary of the Adoption Date. In all cases, the Plan may be terminated on any earlier date other than what is specified above pursuant to Section 16(b). No new awards may be granted under the Prior Plan as of the Stockholder Approval Date.

(b) Right to Amend or Terminate the Plan. The Committee may amend or terminate the Plan (or may amend an Award Agreement) at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination of the Plan or amendment of an Award Agreement shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award; provided, no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any applicable law or regulation or to meet the requirements of any accounting standard. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.

SECTION 17

EXECUTION

To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

COMPUTER TASK GROUP, INCORPORATED

By:
Title: